                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Form 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

                               October 27, 2000

               Date of Report (Date of earliest event reported)

                         Numerical Technologies, Inc.
            (Exact name of registrant as specified in its charter)



          Delaware                        000-30005               94-3232104
-------------------------------   -----------------------   --------------------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
        incorporation)                                       Identification No.)



                             70 W. Plumeria Drive
                          San Jose, California 95134
                   (Address of principal executive offices)

                                (408) 919-1910
              (Registrant's telephone number, including area code

This Form 8-K/A amends Item 7 of the Current Report on Form 8-K filed by Numerical Technologies, Inc. with the Securities and Exchange Commission on November 2, 2000,solely for the purpose of filing the financial information set forth below.

Item 7.  Financial Statements, Pro Forma Information and Exhibits

The following financial statements, pro forma financial information and exhibits are filed as part of this report.

(a)  Financial statements of business acquired:

       Independent Auditors' Report

       Consolidated Balance Sheets as at September 30, 2000 and 1999

       Consolidated Statements of Operations for years ended September 30, 2000 and 1999

       Consolidated Statements of Cash Flows for years ended September 30, 2000 and 1999

       Consolidated Statements of Shareholder's Equity for years ended September 30, 2000 and 1999

       Notes to The Consolidated Financial Statements for years ended September 30, 2000 and 1999


(b)  Pro forma financial information required:


          Numerical Technologies, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2000

          Numerical Technologies, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2000

          Numerical Technologies, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999

          (c)  Exhibits

            Number       Description

             2.1 Agreement and Plan of Amalgamation, Dated as of September 5, 2000, by and among Numerical Technologies, Inc., Numerical Nova Scotia Company, Numerical Acquisition Limited, 3047725 Nova Scotia Limited, Cadabra Design Automation Inc., Martin Lefbvre, and Faysal Sohail.*

            99.1         Press release by Numerical Technologies dated October
                         31, 2000.**


          * Previously filed as Exhibit 2.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2000.

          ** Previously filed as Exhibit 99.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2000

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NUMERICAL TECHNOLOGIES, INC.

Dated: December 22, 2000

                                    By: /s/ Yagyensh C. Pati
                                        ---------------------------------
                                        Yagyensh C. Pati
                                        President and
                                        Chief Executive Officer

                                    By: /s/ Richard Mora
                                        ---------------------------------
                                        Richard Mora
                                        Chief Financial Officer and
                                        Vice President, Operations
                                        (Principal Financial and
                                        Accounting Officer)

                                 EXHIBIT INDEX

Exhibit Number     Description
--------------     -----------

(c) Exhibits

  Number       Description

   2.1 Agreement and Plan of Amalgamation, Dated as of September 5,2000 by and among Numerical Technologies, Inc., Numerical Nova Scotia Company, Numerical Acquisition Limited, 3047725 Nova Scotia Limited, Cadabra Design Automation Inc., Martin Lefbvre, and Faysal Sohail.*

  99.1         Press release by Numerical Technologies dated October 31, 2000.**

* Previously filed as Exhibit 2.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2000.

** Previously filed as Exhibit 99.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2000

(a)  Financial Statements of Business Acquired


Independent Auditors' Report


To the Shareholders of
Cadabra Design Automation Inc.

We have audited the consolidated balance sheets of Cadabra Design Automation Inc. as at September 30, 2000 and 1999 and the consolidated statements of operations, shareholders' equity and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2000 and 1999 and its cash flows for the years ended September 30, 2000 and 1999 in accordance with accounting principles generally accepted in the United States of America.

/S/  DELOITTE & TOUCHE LLP

Ottawa, Canada

November 17, 2000

CADABRA DESIGN AUTOMATION INC.
Consolidated Balance Sheets
as at September 30, 2000 and 1999
(in US dollars)
--------------------------------------------------------------------------------

                                                                   September 30,    September 30,
                                                                            2000             1999
                                                                   -------------    -------------
CURRENT ASSETS

  Cash and cash equivalents (Note 7)                               $     554,994    $     751,071
  Marketable securities (Note 3)                                       4,099,041        6,243,397
  Accounts receivable (net of allowance for doubtful
    accounts of $NIL and $198,000)                                        17,964          342,830
  Income taxes receivable                                                190,066          198,611
  Prepaid expenses                                                       141,905          110,514
-------------------------------------------------------------------------------------------------
                                                                       5,003,970        7,646,423

CAPITAL ASSETS (Note 4)                                                  488,251          534,500
OTHER ASSETS                                                                   -            7,190
DEFERRED INCOME TAXES (Note 5)                                                 -        1,198,223
-------------------------------------------------------------------------------------------------
                                                                   $   5,492,221    $   9,386,336
-------------------------------------------------------------------------------------------------
CURRENT LIABILITIES

  Accounts payable                                                 $      15,850    $     157,489
  Accrued liabilities                                                  1,355,974          213,535
  Deferred revenue                                                       671,370          380,621
-------------------------------------------------------------------------------------------------
                                                                       2,043,194          751,645
-------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCY (Note 8)

SHAREHOLDERS' EQUITY

  Share capital (Note 6)
    Class A preference shares (1,600,000 shares authorized and
      outstanding with no par value; 1999 - 1,600,000)                 1,444,008        1,444,008
    Class B preference shares (2,905,625 shares authorized and
      outstanding with no par value; 1999 - 2,905,625)                 6,189,816        6,189,816
    Common shares (30,000,000 shares authorized; 10,630,883
      outstanding with no par value; 1999 - 8,775,333)                   658,875          296,386
  Deferred stock compensation                                            (66,553)        (101,233)
  Accumulated other comprehensive income (loss)                         (245,334)         (45,869)
  Retained earnings (deficit)                                         (4,531,785)         851,583
-------------------------------------------------------------------------------------------------
                                                                       3,449,027        8,634,691
-------------------------------------------------------------------------------------------------
                                                                   $   5,492,221    $   9,386,336
-------------------------------------------------------------------------------------------------

See accompanying notes to the  consolidated financial statements.

CADABRA DESIGN AUTOMATION INC.
Consolidated Statements of Operations
years ended September 30, 2000 and 1999
(in US dollars)
--------------------------------------------------------------------------------

                                             September 30,       September 30,
                                                      2000                1999
                                             -------------       -------------

Revenues
  License                                    $   2,387,452       $   2,227,001
  Service                                        1,275,025           1,756,198
------------------------------------------------------------------------------
                                                 3,662,477           3,983,199
------------------------------------------------------------------------------

Cost of revenues
  Cost of license - royalties                       32,859              40,818
  Cost of service                                  384,788             506,583
------------------------------------------------------------------------------
                                                   417,647             547,401
------------------------------------------------------------------------------
Gross profit                                     3,244,830           3,435,798
------------------------------------------------------------------------------

Expenses
  Selling and marketing                          2,646,837           2,433,618
  Research and development                       3,207,288           2,264,831
  General and administrative                     2,016,823           1,482,712
------------------------------------------------------------------------------
                                                 7,870,948           6,181,161
------------------------------------------------------------------------------

Operating loss                                  (4,626,118)         (2,745,363)

Interest income                                    334,694             238,284
Interest expense                                   (23,321)             (5,804)
Foreign exchange gain (loss)                       174,738            (251,733)
------------------------------------------------------------------------------
Loss before income taxes                        (4,140,007)         (2,764,616)
------------------------------------------------------------------------------

Income tax expense (benefit)
  Current                                           45,138            (132,640)
  Deferred                                       1,198,223          (1,227,261)
------------------------------------------------------------------------------
                                                 1,243,361          (1,359,901)
------------------------------------------------------------------------------
NET LOSS                                     $  (5,383,368)      $  (1,404,715)
------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

CADABRA DESIGN AUTOMATION INC.
Consolidated Statements of Cash Flows
years ended September 30, 2000 and 1999
(in US dollars)
--------------------------------------------------------------------------------

                                                       September 30,    September 30,
                                                                2000             1999
                                                       -------------    -------------
OPERATING ACTIVITIES
  Net loss                                             $  (5,383,368)   $  (1,404,715)
  Amortization of other assets                                 7,184              931
  Amortization of capital assets                             369,530          356,771
  Deferred income taxes                                    1,198,223       (1,263,708)
  Deferred stock compensation                                 34,680           37,599
  Loss on disposal of fixed assets                             7,953           33,081

  Changes in non-cash operating working capital items
    Decrease in accounts receivable                          324,866        1,312,357
    Decrease (increase) in income taxes receivable             8,545         (193,988)
    Increase in prepaid expenses                             (31,391)         (41,554)
    Increase (decrease) in accounts payable                 (141,639)          78,911
    Increase (decrease) in accrued liabilities             1,142,439          (83,925)
    Increase (decrease) in deferred revenue                  290,749         (141,495)
-------------------------------------------------------------------------------------
Net cash used in operating activities                     (2,172,229)      (1,309,735)
-------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Proceeds on sale of capital assets                           5,300                -
  Purchase of capital assets                                (353,266)        (364,565)
  Purchase of marketable securities                      (44,836,088)      (7,333,046)
  Proceeds on maturity of marketable securities           46,980,444        2,121,687
-------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities        1,796,390       (5,575,924)
-------------------------------------------------------------------------------------

FINANCING ACTIVITIES
  Issuance of preferred shares                                     -        6,189,816
  Issuance of common shares                                  362,489           37,837
  Repayment of obligations under capital leases                    -             (517)
-------------------------------------------------------------------------------------
Net cash provided by financing activities                    362,489        6,227,136
-------------------------------------------------------------------------------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                    (13,350)        (658,523)

Effect of foreign currency translation on cash flows        (182,727)         315,500

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD               751,071        1,094,094
-------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD               $     554,994    $     751,071
-------------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

CADABRA DESIGN AUTOMATION INC.
Consolidated Statements of Shareholders' Equity
years ended September 30, 2000 and 1999
(in U.S. dollars)
-------------------------------------------------------------------------------

                                                    Common stock     Class A preference shares   Class B preference shares


                                                 Shares      Amount      Shares       Amount          Shares        Amount
                                                 ------      ------      ------       ------          ------        ------
Balances at September 30, 1998                 8,647,000    $ 119,717   1,600,000    $1,444,008              -   $         -
Common shares issued                             128,333       37,837           -             -              -             -
Class B preference shares issued                       -            -           -             -      2,905,625     6,250,000
Share capital issuance costs                           -            -           -             -              -       (93,442)
Future tax benefit                                     -            -           -             -              -        33,258
Options granted for consulting services                -      138,832           -             -              -             -
Amortization of deferred compensation                  -            -           -             -              -             -
Components of comprehensive income
  Translation adjustment                               -            -           -             -              -             -
  Net loss                                             -            -           -             -              -             -
------------------------------------------------------------------------------------------------------------------------------

Total comprehensive income (loss)


Balances at September 30, 1999                 8,775,333      296,386   1,600,000     1,444,008      2,905,625     6,189,816
Common shares issued                           1,855,550    2,112,489           -             -              -             -
Loan granted in exchange for issuance of
  options                                              -   (1,750,000)          -             -              -             -
Amortization of deferred compensation                  -            -           -             -              -             -
Components of comprehensive income
  Translation adjustment                               -            -           -             -              -             -
  Net loss                                             -            -           -             -              -             -
------------------------------------------------------------------------------------------------------------------------------

Total comprehensive income (loss)


Balances at September 30, 2000                10,630,883    $ 658,875   1,600,000    $1,444,008      2,905,625    $6,189,816
==============================================================================================================================

                                                              Accumulated
                                                  Deferred       other                         Total
                                                    stock    comprehensive    Retained     shareholders'
                                                compensation income (loss)    earnings   equity (deficit)
                                                ------------ ------------     --------   ---------------
Balances at September 30, 1998                   $        -  $ (361,369)   $ 2,256,298   $    3,458,654
Common shares issued                                      -           -              -           37,837
Class B preference shares issued                          -           -              -        6,250,000
Share capital issuance costs                              -           -              -          (93,442)
Future tax benefit                                        -           -              -           33,258
Options granted for consulting services            (138,832)          -              -                -
Amortization of deferred compensation                37,599           -              -           37,599
Components of comprehensive income
  Translation adjustment                                  -     315,500              -          315,500
  Net loss                                                -           -     (1,404,715)      (1,404,715)
-------------------------------------------------------------------------------------------------------

Total comprehensive income (loss)                                                            (1,189,215)
                                                                                         --------------

Balances at September 30, 1999                     (101,233)    (45,869)       851,583        8,634,691
Common shares issued                                      -           -              -        2,112,489
Loan granted in exchange for issuance of
  options                                                 -           -              -       (1,750,000)
Amortization of deferred compensation                34,680           -              -           34,680
Components of comprehensive income
  Translation adjustment                                  -    (199,465)             -         (199,465)
  Net loss                                                -           -     (5,383,368)      (5,383,368)
-------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                                            (5,582,833)
                                                                                         --------------
Balances at September 30, 2000                   $  (66,553) $ (245,334)   $(4,531,785)  $    3,449,027
=======================================================================================================

See accompanying notes to the consolidated financial statements.

CADABRA DESIGN AUTOMATION INC.
Notes to the Consolidated Financial Statements
years ended September 30, 2000 and 1999
(in US dollars)
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS

     Cadabra Design Automation Inc. (the "Company"), formerly known as Cadabra Design Libraries Inc., was incorporated under the Canada Business Corporations Act in 1994. On April 1, 1999 the Company was continued under the Companies Act of Nova Scotia.

     The Company was founded to design, produce and market specialized design automation software for use by the electronics industry.

2.   ACCOUNTING POLICIES

     The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and include the following significant accounting policies:

     Principles of consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Cadabra Design Automation (USA) Inc. (in United States) and Cadabra (Europe) SARL (in France). All intercompany transactions have been eliminated.

     Cash and cash equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company's cash and cash equivalents are maintained with a bank and brokerage institution.

     Marketable securities

     Marketable securities consist of investments in US dollar corporate bonds and Government of Canada treasury bills. The Company has the intent and ability to hold all investments until maturity. Therefore, all such investments are classified as held to maturity investments and stated at cost plus accrued interest. At September 30, 2000 and 1999, the amortized cost of the Company's investments approximated fair value.

     Revenue recognition

     The Company's revenue recognition policy is consistent with Statement of Position No. 97-2, as amended. License revenues are comprised of fees for the Company's software products. Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, no significant Company obligations remain, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. For electronic delivery, the software is considered to have been delivered when the Company has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected. License and maintenance revenue on short-term time-based licenses are recognized ratably over the license period.

     Support and maintenance arrangements do not provide specified upgrade rights and provide technical support and the right to unspecified upgrades on an if-and-when-available basis. Revenue from support arrangements is recognized on a straight-line basis over life of the related agreement, which is typically one year. If support, consulting services or training are included in an arrangement that includes a license agreement, amounts related to support, consulting services, training and the licenses are allocated based on vendor-specific objective evidence. Vendor-specific objective evidence for support, professional services and license agreements is based on the price when such elements are sold separately, or, when not sold separately, the price is established by management having the relevant authority. Where discounts are offered on multiple element arrangements, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value. Consulting and training revenue is recognized when provided to the customer. Revenues from custom development projects are recognized on the percentage of completion basis. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     Cost of goods sold

     Cost of maintenance support consists primarily of salaries, benefits and allocated overhead costs related to customer support personnel.

     Investment tax credits

     Investment tax credits related to research and development expenses are recorded as a reduction to the income tax expense. Investment tax credits related to capital assets are recorded as a reduction of the cost of capital assets. The benefits are recognized when the Company has complied with the terms and conditions of the applicable tax legislation or approved grant program.

     Capital and other assets and amortization

     Capital and other assets are recorded at cost. Amortization is provided on a straight-line basis over the anticipated useful lives of the assets as follows:

          Computer hardware                                             3 years
          Computer software                                             2 years
          Furniture and fixtures                                        5 years
          Patents                                                      10 years
          Leasehold improvements                             over term of lease
          Capital lease equipment        lesser of useful life or term of lease

     When assets are sold or retired, the cost and related accumulated amortization are removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred.

     Assets are reviewed for impairment on the basis of undiscounted cash flows. If the cash flows are less than the asset's carrying value, the asset is written down to its fair value.

     Foreign currency translation

     The accounts of the Company's subsidiaries have been translated into US dollars. Assets and liabilities have been translated at the exchange rates in effect at the balance sheet date. Revenues, expenses and cash flow amounts are translated at average rates for the period. The resulting translation adjustments are included in other comprehensive income as a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in the determination of net earnings.

     The Company's functional currency is the Canadian Dollar. FASB Statement No. 52, "Foreign Currency Translation", requires companies to translate functional-currency financial statements into reporting currency using the current exchange rate method whereby the rates in effect on the balance sheet date for assets and liabilities and the weighted average rate for statement of earnings elements are used. Any translation adjustments, resulting from the process of translating the financial statements from the Canadian dollar functional currency to the US dollar reporting currency, are excluded from the determination of net earnings and are reported in other comprehensive income.

     Use of accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates that affect the reported amounts of assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Actual results could differ from the estimates made by management.

     Accounting for stock-based compensation

     The United States Financial Accounting Standards Board ("FASB") Statement of Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," encourages (but does not require) that the compensation cost for stock-based plans should be measured using a fair value based method. The Company currently calculates the compensation cost for its Stock Option Plan in compliance with the provisions of the United States Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," which recommends that compensation cost should be recorded if the exercise price of the options granted is below the fair market value of the Company's stock as at the date of grant. As permitted by SFAS 123, the Company applies APB 25 to its stock-based compensation awards to employees and discloses in Note 6 the required pro forma effect on net earnings and earnings per share.

     Income taxes

     The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in net earnings in the year of change. A valuation allowance is recorded for those deferred income tax assets whose recoverability is not sufficiently likely.

     Comprehensive income

     Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders' equity. The Company's other comprehensive income is primarily comprised of foreign currency translation adjustments.

     Recent pronouncements

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments. SFAS 133 is effective for fiscal years beginning after June 15, 2000. The Company is in the process of evaluating the impact of the reporting requirements of SFAS 133.

     In December 1999, the Securities Exchange Commission issued Staff Accounting Bulletin No. 101 on "Revenue Recognition" ("SAB 101"), which provides the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 is effective for fiscal year ends beginning after December 15, 1999. The Company is in the process of evaluating the impact of SAB 101 on its financial statements.

     In March 2000, the FASB issued FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation: an interpretation of APB Opinion No. 25, ("FIN 44"), which clarifies the application of Opinion 25 for certain issues. The Interpretation is effective July 1, 2000. There has been no impact of the adoption of this Interpretation on the Company's financial statements.

3.   MARKETABLE SECURITIES

     The Company's investments consist of the following:

                                                      2000            1999
                                               -----------     -----------

     Corporate bonds                           $ 4,099,041     $ 5,103,285
     Government of Canada treasury bills                 -       1,140,112
                                               ---------------------------

                                               $ 4,099,041     $ 6,243,397
                                               ===========================

     These investments mature within one year.

4.   CAPITAL ASSETS

                                                        2000
                                       -------------------------------------
                                                    Accumulated   Net Book
                                          Cost      Amortization    Value
                                       -------------------------------------

     Computer hardware                 $ 1,103,500   $  799,176   $  304,324
     Computer software                     265,662      191,028       74,634
     Furniture and fixtures                168,883       91,012       77,871
     Leasehold improvements                 62,793       31,371       31,422
     Capital lease equipment                 5,347        5,347            -
                                       -------------------------------------

                                       $ 1,606,185   $1,117,934   $  488,251
                                       =====================================


                                                        1999
                                       -------------------------------------
                                                    Accumulated   Net Book
                                          Cost      Amortization    Value
                                       -------------------------------------

     Computer hardware                 $   902,374   $  565,144   $  337,230
     Computer software                     223,684      117,590      106,094
     Furniture and fixtures                149,299       74,079       75,220
     Leasehold improvements                 32,944       16,988       15,956
     Capital lease equipment                 5,478        5,478            -
                                       -------------------------------------
                                       $ 1,313,779   $  779,279   $  534,500
                                       =====================================

     Capital assets are recorded net of accumulated investment tax credits of $108,184 (1999 - $95,981).

5.   INCOME TAXES

     Deferred income taxes result from differences in the timing of recognition of certain items for tax and financial statement purposes. Significant components of the Company's temporary differences and the related deferred income taxes are as follows:

                                                              2000         1999
                                                       ------------   ---------

     Tax depreciation in excess of accounting
      Depreciation                                     $   (32,714)   $  14,436
     Investment tax credits available and research
      and development expenses deducted for
      accounting purposes in excess of tax,
      net of tax effect of investment tax credits        1,035,762      466,943
     Losses available to offset future
      income taxes                                 1,783,005           586,547
     Expenses deductible in future years               5,887            90,427
     Preferred share issue costs deductible
      for tax purposes                                29,890            39,870
                                                 -----------------------------

                                                   2,821,830         1,198,223

     Less valuation allowance                     (2,821,830)                -
                                                 -----------------------------

     Deferred income tax benefit                 $         -       $ 1,198,223
                                                 =============================

     During the year the Company increased the valuation allowance as the continuing operating losses have resulted in it no longer being more likely than not that the deferred tax asset will be realizable.

     At September 30, 2000, the Company has net operating loss carryforwards of approximately $1,900,000 (1999 - $350,000) for federal and state income tax purposes. These carryforwards expire beginning in 2019. The Company has Canadian federal and provincial tax loss carryforwards of approximately $2,380,000 and $2,985,000 (1999 - $680,000 and $995,000) which expire in
     2005 available to reduce future years' taxable income.

     At September 30, 2000, the Company also has scientific research and development expenditures of approximately $1,579,000 (1999 - $850,000) which are available, without expiry to reduce future federal and provincial taxable income.

6.   SHARE CAPITAL

     On April 1, 1999, the shareholders of the Company approved the creation of 2,905,625 shares, to be designated as Class B preference shares; cancelled the existing class of Class B common shares; cancelled the existing Series I and II preference shares; re-designated the Series III preference shares as Class A preference shares limiting the number of authorized Class A preference shares to 1,600,000 and amended the share provisions attaching to such shares; re-designated the issued and unissued Class A common shares as common shares and limited the number of authorized shares to 30,000,000.

     Class A and B preference shares have a retraction privilege 5 years from the date of issue of the Class B preference shares (April, 2004). On retraction, each of the classes of preference shares would receive the amount originally paid and would only receive annual non-cumulative dividends of 7% if these dividends are declared by the Company's Board of Directors (the Board); each of the classes of preference shares will also be entitled to receive the same dividends as are paid on any other classes of shares. The Class A and B preference shares are convertible by the holder at any time to common shares at CDN $1.25 and US $2.151, respectively. The conversion amount is based on the Class A and B retraction amounts. In the event of a Qualified initial public offering in which over US $20,000,000 in new capital is raised and at a price per common share of at least US $5.00, the preference shares will convert to common shares on a one-for-one basis. The Class A and B preference shares have voting rights equivalent to the number of common stock into which it is convertible. The Class B preference shareholders, voting separately as a class, have the right to elect one member of the Board. In the event of liquidation, dissolution or wind up of the Company, the holders of Class A and B preference shares shall receive the retraction price and the remaining assets of the Company shall be distributed to the holders of common shares.

     Authorized
       30,000,000 common shares
        1,600,000 Class A preference shares
        2,905,625 Class B preference shares

     Stock options

     The Company has established a Stock Option Plan (the "Plan") applicable to full-time employees, directors and consultants of the Company and its subsidiaries. The options under the Plan generally vest over a four-year period and expire on the tenth anniversary or upon termination of employment. Options granted under the Plan prior to September 3, 1999 generally vest over a four-year period and expire on the fifth anniversary or upon termination of employment. The number of options authorized, which may be granted under the Plan, is 2,500,000.

     The Company has established a US Stock Option Plan (the "US Plan") applicable to full-time employees, directors and consultants of the Company and its subsidiaries. Options granted under the US Plan may be either nonstatutory stock options or options intended to constitute incentive stock options under the Internal Revenue Code. The options under the Plan generally vest over a four-year period and expire on the tenth anniversary or upon termination of employment. The number of options authorized, which may be granted under the US Plan, is 2,900,000.

     Options outstanding under the plan at September 30, 2000 are as follows:

                                                                                     Weighted
                                                                                      Average
                                                  Number of                          Exercise
                                                   Options        Option price         Price
                                                   -------        ------------         -----
     Options outstanding at September 30, 1998
       (817,000 options exercisable at a
       weighted average exercise price
       of $0.22)                                     3,194,600      $0.05 - $1.40    $    0.68
     Options granted during the year                 2,114,000      $1.34 - $1.40    $    1.40
     Options cancelled during the year              (1,081,667)     $0.11 - $1.40    $    1.20
     Options exercised during the year                (128,333)     $0.11 - $1.40    $    0.30
                                                  -----------------------------------------------
     Options outstanding at September 30, 1999
       (1,346,533 options exercisable at a
       weighted average exercise price of
       $0.50 per exercisable share)                  4,098,600      $0.04 - $1.40    $    1.05
     Options granted during the year                 1,304,900      $1.40 - $3.40    $    1.41
     Options cancelled during the year                (547,800)     $0.84 - $1.40    $    1.33
     Options exercised during the year              (1,855,550)     $0.04 - $1.40    $    1.14
                                                  -----------------------------------------------
     Options outstanding at September 30, 2000
       (1,232,887 options exercisable at a
       weighted average exercisable price of
       $0.70 per exercisable share)                  3,000,150      $0.11 - $3.40    $    1.09
                                                  ===============================================

     The options expire at various dates through September 30, 2009.

     Additional information regarding options outstanding as of September 30, 2000 is as follows:

                            Options Outstanding                     Options Exercisable
                  ---------------------------------------      ------------------------------
                                   Weighted
                                    Average      Weighted                        Weighted
     Range of                      Remaining      Average                         Average
     Exercise        Number       Contractual    Exercise          Number        Exercise
      Prices      Outstanding    Life (Years)      Price        Exercisable        Price
      ------      -----------    ------------      -----        -----------        -----
     $  0.11         431,000          0.2          $0.11          431,000          $0.11
        0.22         155,000          0.5           0.22          155,000           0.22
        0.34          40,000          1.0           0.34           40,000           0.34
        0.67          40,000          1.0           0.67           40,000           0.67

           0.84         111,000       1.5           0.84           82,800           0.84
          1.375         240,000       2.1          1.375          161,833          1.375
           1.40       1,976,150       8.8           1.40          322,254           1.40
           3.40           7,000       9.9           3.40                -              -
     -----------------------------------------------------------------------------------
     $  0.11 - $3.40  3,000,150       6.9        $  1.09        1,232,887        $  0.70
     ===================================================================================

     The Company had 140,000 (1999 - 140,000) nonstatutory stock options outstanding to consultants at September 30, 2000. The fair value of the unvested portions of such grants of $66,533, (1999 - $101,233) is being amortized over the vesting period. The fair value attributable to the unvested portion of such options is subject to adjustment based upon the future value of the Company's common stock.

     Stock-based compensation

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its employee stock option plan. Accordingly, no compensation expense has been recognized for its employee stock-based compensation. Had compensation cost for the Company's employee stock option plan been determined based on the fair value at the grant date for awards under the plan, consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have changed to the pro forma amounts indicated below:

                                                2000             1999
                                                ----             ----

          Net loss as reported             $  (5,383,368)   $  (1,404,715)
          Estimated stock-based
            compensation costs
              under SFAS 123                    (397,304)        (320,601)
                                           ------------------------------
          Pro forma net earnings (loss)    $  (5,780,672)   $  (1,725,316)
                                           ------------------------------

     The weighted average fair value of all employee options granted during 2000 and 1999 was estimated as of the date of grant using the minimum value option pricing model with the following weighted average assumptions:

                                                      2000      1999
                                                      ----      ----

     Expected option life (years) - US plan             7         7
     Expected option life (years) - Canadian plan       7         4.5
     Volatility                                         -         -
     Risk free interest rate                            6.3%      5.1%
     Dividend yield                                     -         -

     The weighted and average fair value at date of grant, for stock options granted during 2000 and 1999 was $0.50 and $0.23 respectively per option under the Canadian plan $0.50 and $0.35 under the US plan.

     The minimum value method used by the Company to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require highly subjective assumptions, including expected time until exercise, which greatly affect the calculated values. Accordingly, management believes that this model does not necessarily provide a reliable single measure of the fair value of the Company's stock option awards.

7.   CASH FLOW INFORMATION
                                                           2000         1999
                                                           ----         ----

         Cash and cash equivalents are comprised of:
           Cash on hand and balances with banks          $  216,533  $  86,633
           Term deposits with banks                         338,461    664,438
                                                         ---------------------

         Total cash and cash equivalents                 $  554,994  $ 751,071
                                                         =====================

         Other
           Interest received, net                        $  258,311  $ 182,696
                                                         =====================

           Income taxes paid                             $  103,220  $  58,571
                                                         =====================

8.   COMMITMENTS AND CONTINGENCY

     Until March 31, 2003, the Company is obligated to pay a royalty to Carleton University in consideration of an assignment of intellectual property rights in prototype software developed at the University. Royalties will be based on the licenses of the Company's software product derived from this prototype software, at a rate of one percent (1%) of the net selling price of such products. Royalties for the years ended September 30, 2000 and September 30, 1999 were $32,859 and $40,818 respectively.

     The Company leases administrative and sales offices and certain computer equipment under noncancellable operating leases expiring through 2005. Total rent expense under such leases for the years ended September 30, 2000 and 1999 was $549,248 and $400,783, respectively. At September 30, 2000, the future minimum lease payments under operating leases were as follows:

               2001                          $  598,048
               2002                             457,021
               2003                             366,924
               2004                             379,914
               2005                              95,804

     During fiscal 1999, the Company initiated legal proceedings against a customer who has failed to make payments of $1,386,000 owing to the Company under the terms of a software license agreement. The customer has filed a countersuit claiming $448,000 already paid under the contract. Included in accounts receivable for the year ended September 30, 1999 is a net amount of $198,000 owing under the terms of the agreement. Further amounts for the year ended September 30, 1999 owing under the contract of $740,000 had not been recorded in the financial statements pending resolution of the litigation.

     In February 2000, an amount of $600,000 was received from the customer in full settlement of this claim. This amount has been recorded as revenue and a reduction of bad debt expense in the September 30, 2000 financial statements.

9.   FINANCIAL INSTRUMENTS

     There is a risk to the Company's earnings that arises from fluctuations in interest rates and foreign exchange rates, and the degree of volatility of these rates. The Company currently does not use derivative instruments to reduce its exposure to foreign currency risk; however, the exposure is primarily limited to fluctuations in the Canadian dollar compared to the United States dollar.

     In addition, the Company is exposed to credit risk from customers. The Company's accounts receivable are due principally from a few large corporations in the semiconductor industry. The Company has credit evaluation, approval and monitoring processes intended to mitigate potential credit risk.

10.  EMPLOYEE BENEFIT PLAN

     The Company has established a 401(k) tax-deferred savings plan, whereby eligible employees may contribute a percentage of their eligible compensation. Company contributions are discretionary; no such Company contributions have been made since inception of this plan.

11.  SUBSEQUENT EVENT

     On October 27, 2000 the Company was acquired by Numerical Technologies, Inc., a US public company. The transaction was effected through the issuance of Numerical shares and stock options in exchange for the Company's shares and stock options. As part of the transaction, all of the Company's preference shares were exchanged for common shares. Also as part of the transaction, the loan granted in exchange for issuance of common shares in the amount of $1,750,000 has been forgiven by the Company.

(b) Unaudited Pro Forma condensed Combined Consolidated Financial Information and Notes thereto.

   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information give effect to the merger between Numerical Technologies, Inc. (Numerical) and Cadabra Design Automation Inc. (Cadabra)using the purchase method of accounting and includes the pro forma adjustments described in the accompanying notes.

     On October 27, 2000, Numerical acquired Cadabra, a Nova Scotia limited liability company. Cadabra is a developer of automated cell creation technology for the semiconductor industry. Under the terms of the acquisition, Numerical issued approximately 3,200,000 shares and options to purchase Numerical common stock for all of the outstanding stock and options of Cadabra. The Cadabra acquisition is being accounted for using the purchase method of accounting. The Pro Forma Financial Statements have been prepared on the basis of assumptions described herein.

     The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet gives effect to the acquisition of Cadabra as if such transaction had occurred on September 30, 2000, by combining the balance sheets of Numerical and Cadabra as of September 30, 2000.

     The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on January 1, 1999. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the nine months ended September 30, 2000 combines the historical financial statements for that period of Numerical and Cadabra, after giving effect to the merger with Cadabra under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

     Effective January 1, 2000, Numerical Technologies acquired Transcription Enterprises Limited ("Transcription") in a transaction accounted for as a purchase. Accordingly, the historical statement of operations for Numerical for the year ended December 31, 1999 does not include the results of operations for Transcription for that period.

     The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 1999 is based on the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Numerical that gives effect to the combination of Numerical and Transcription and were included in Form S-1 filed April 7, 2000 combined with the consolidated statement of operations of Cadabra for the twelve months ended September 30, 1999 after giving effect to the merger with Cadabra under the purchase method of accounting and the assumptions and adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

     The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical financial statements of Numerical and Cadabra and the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations of Numerical included in Form S-1 filed April 7, 2000 (combining Numerical and Transcription.) The pro forma information does not purport to be indicative of the results that would have been reported if the above transaction had been in effect for the period presented or which may result in the future.

________________________________________________________________________________


       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

                           As of September 30, 2000
                                (in thousands)

                                                                                     Pro Forma
                                                    Numerical        Cadabra        Adjustments           Combined
ASSETS
Current assets:

     Cash and cash equivalents                      $  25,410       $    555                             $   25,965
     Short-term investments                            28,376          4,099                                 32,475
     Accounts receivable                                5,206             18                                  5,224
     Prepaid and other                                  1,486            332                                  1,818
                                                     --------        -------       --------                --------
         Total current assets                          60,478          5,004                                 65,482

Property and equipment, net                             2,594            488                                  3,082
Intangible assets                                      72,374                       104,983   (1)           177,357
Other assets                                              247                                                   247
                                                     --------        -------       --------                --------
           Total assets                             $ 135,693       $  5,492     $  104,983              $  246,168
                                                     ========        =======       ========                ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                               $   3,925       $     16                             $    3,941
     Accrued expenses                                   4,280          1,356          2,700   (1)             8,336
     Deferred revenue                                   6,119            671           (265)  (2)             6,525
                                                     --------        -------       --------                --------
         Total current liabilities                     14,324          2,043          2,435                  18,802
                                                     --------        -------       --------                --------

Stockholders' equity:
     Preferred Stock                                                   7,634         (7,634)  (3)
     Common Stock                                           3            659           (659)  (3)                 3
     Additional paid-in capital                       198,953                       107,627   (1)           319,175
                                                                                     12,595   (1)

     Receivable from stockholders                      (4,083)                                               (4,083)

     Deferred stock compensation                      (22,773)           (67)            67   (3)           (35,368)
                                                                                    (12,595)  (1)

     Accumulated deficit                              (50,731)        (4,532)         4,532   (4)           (52,361)
                                                                                     (1,630)  (4)

     Accumulated other comprehensive income
     (loss)                                                             (245)           245   (3)
                                                     --------        -------       --------                --------
         Total stockholders' equity                   121,369          3,449        102,548                 227,366
                                                     --------        -------       --------                --------
           Total liabilities and
           stockholders' equity                     $ 135,693       $  5,492     $  104,983              $  246,168
                                                     ========        =======       ========                ========

________________________________________________________________________________


   UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                 For the Nine Months Ended September 30, 2000
                   (In thousands, except per share amounts)

                                                                                       Pro forma
                                                     Numerical           Cadabra      Adjustments            Combined
Revenue                                                 14,834             3,258                               18,092
                                                  ------------      ------------                         ------------
Cost and expenses:
    Cost of revenue                                      1,221               333                                1,554
    Research and development                             9,235             2,499                               11,734
    Sales and marketing                                  6,364             2,023                                8,387
    General and administrative                           3,366             1,510            (550) (7)           4,326
    Depreciation and amortization                       14,571               279          20,165  (5)          35,015
    Amortization of deferred stock compensation         15,606                26           6,310  (6)          21,942
                                                  ------------      ------------    ------------         ------------
         Total costs and expenses                       50,363             6,670          25,925               82,958
                                                  ------------      ------------    ------------         ------------
Loss from operations                                   (35,529)           (3,412)        (25,925)             (64,866)

Interest income, net                                     1,067               243                                1,310
Foreign exchange gain                                                        284                                  284
                                                  ------------      ------------    ------------         ------------
Loss before provision for income taxes                 (34,462)           (2,885)        (25,925)             (63,272)
Provision for income taxes                                 107             1,683                                1,790
                                                  ------------      ------------    ------------         ------------
Net loss                                             $ (34,569)         $ (4,568)        (25,925)           $ (65,062)
                                                  ============      ============    ============         ============

Net loss per share:
      Basic and diluted                              $   (1.80)                                             $   (3.02)
                                                  ============                                           ============

      Weighted average shares                           19,625                             2,143  (8)          21,768
                                                  ============                                           ============

  UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Year Ended December 31, 1999
                   (In thousands, except per share amounts)


                                                        Pro Forma                       Pro forma
                                                        Numerical        Cadabra       Adjustments         Combined
Revenue                                                    19,159           3,983
                                                                                                           23,142

                                                    -------------   -------------  ---------------      -------------
Cost and expenses:
    Cost of revenue                                         2,837             547                             3,384
    Research and development                                7,259           2,158                             9,417
    Sales and marketing                                     8,803           2,327                            11,130
    General and administrative                              2,317           1,302                             3,619
    Depreciation and amortization                          11,865             357           26,886 (5)       39,108
    Amortization of deferred stock compensation             3,990              38            7,687 (6)       11,715
                                                    -------------   -------------    -------------     ------------

         Total costs and expenses                          37,071           6,729           34,573           78,373

                                                    -------------   -------------    -------------     ------------

Loss from operations                                      (17,912)         (2,746)         (34,573)         (55,231)

Interest income, net                                       (2,772)            232                            (2,540)
Foreign exchange loss                                                        (252)                             (252)
                                                    -------------   -------------    -------------     ------------
Loss before provision for income taxes                    (20,684)         (2,766)         (34,573)         (58,023)
Provision for income taxes                                                 (1,360)                           (1,360)

                                                    -------------   -------------    -------------     ------------

Net loss                                            $     (20,684)  $      (1,406)         (34,573)    $    (56,663)

                                                    =============   =============    =============     ============

Net loss per share:
      Basic and diluted                             $       (2.95)                                     $      (6.18)
                                                    =============                                      ============

      Weighted average shares                               7,019                            2,143 (8)        9,162
                                                    =============                    =============     ============
Pro forma net loss per share assuming
    Conversion of all outstanding preferred
    stock and warrants:

      Basic and diluted                             $       (1.17)                                     $      (2.86)
                                                    =============                                      ============

      Weighted average shares                              17,695                            2,143 (8)       19,838
                                                    =============                    =============     ============

    Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Information

     The pro forma financial information give effect to the following pro forma adjustments:

(1) In accordance with the merger agreement, Cadabra became a wholly owned subsidiary of Numerical, and all outstanding shares of its common and preferred stock were converted into shares of Numerical common stock.

     The Cadabra merger is being accounted for using the purchase method of accounting. The merger agreement provided for the exchange of 0.1745 shares of Numerical common stock for each outstanding share of Cadabra preferred and common stock. In addition, Numerical issued options to purchase Numerical common stock to replace options to purchase Cadabra common stock with the number of shares and the exercise price appropriately adjusted by the exchange ratio.

     The purchase price of $37.83 per share was based on the average closing price of Numerical's stock for the period August 22, 2000 through September 19, 2000, a range of ten trading days before and after the announcement date of September 5, 2000. Approximately 528,000 shares of Numerical stock issued in exchange for the shares of Cadabra are being held in an employment escrow account. These shares will be released in accordance with a three-year vesting schedule which is contingent to the continued employment of two key officers of Cadabra. As the vesting of these shares is contingent upon the continued employment of these individuals these shares have been accounted for as restricted stock. Accordingly the value of the employment escrow shares at the closing date has been deducted from the fair value of the consideration issued and will be amortized as deferred compensation over the vesting period.

     Numerical issued options to purchase approximately 528,000 shares of Numerical common stock at a weighted average exercise price of $6.18 as replacement for outstanding Cadabra options to purchase Cadabra common stock at the time of the merger. Pursuant to Financial Accounting Standards Board Interpretation Number 44 these options are included as part of the purchase price based on their fair value at the announcement date less the portion of the intrinsic value at the closing date relating to unvested options that will be deemed to be earned over the remaining vesting period of those options. The intrinsic value of unvested options that is deemed to be earned over the remaining vesting period of those options will be amortized as deferred compensation over that remaining vesting period. The fair value of the options issued is based on the Black-Scholes model using the following assumptions:

     .    Fair market value of the underlying shares is based on the average closing price of Numerical's common stock on September 5, 2000 and the ten trading days prior and subsequent to such date.

     .    Expected life of 4 years

     .    Expected volatility of 142%

     .    Risk free interest rate of 5.85% to 6.32%

     .    Expected dividend rate of 0%

     Below is a table of the total purchase price, purchase price allocation to the fair value of net assets, goodwill and other intangible assets acquired and annual amortization of the goodwill and intangible assets acquired (in thousands, except for asset life);

     The total estimated purchase cost of the Cadabra merger is as follows
                                (in thousands):

                                                    Shares            Fair Value
                                                    ------            ----------
      Value of securities issued                     2,672             $101,057
      Assumption of Cadabra options                    528               19,165
      Direct transaction costs and expenses                               2,700
                                                     -----             --------
      Total consideration                            3,200              122,922
      Less deferred stock compensation               =====               12,595
                                                                       --------
      Total purchase Price                                             $110,327
                                                                       ========

________________________________________________________________________________

     Purchase price allocation:

                                                Estimated                   Annual
                                               Acquisition  Asset Life  Amortization of
                                                  Cost      (in years)    Intangibles
                                               -----------  ----------  ---------------
      Historical value of net assets
        acquired of Cadabra at September 30,
        2000................................  $  3,449         N/A
     Adjustment to state net assets at
        fair market value.................         265         N/A
     In-process technology................       1,630         N/A               N/A
     Developed technology.................         660          4                165
     Customer base........................       5,040          4              1,260
     Covenants-not-to-compete.............       2,290          3                763
     Work force...........................       1,800          2                900
     Goodwill.............................      95,193          4             23,798
                                              --------                       -------
                                               110,327                       $26,886
     Deferred compensation................      12,595                       =======
                                              --------
         Total..............................  $122,922
                                              ========

     An independent appraiser performed an allocation of the total purchase price of Cadabra to its individual assets. The purchase price allocation is preliminary and, therefore, subject to change based on further analysis. Tangible assets of Cadabra acquired in the merger principally include cash and cash equivalents, offset by assumed liabilities of approximately $2.1 million. Of the total purchase price, $1.63 million has been allocated to in-process research and development and charged to expense in the quarter ending December 31, 2000. Due to their non-recurring nature, the in-process research and development related to the Cadabra transaction has been excluded in the pro forma statements of operations.

     After allocating value to the in-process research and development projects and Cadabra's tangible assets, specific intangible assets were then identified and valued. The related amortization of the identifiable intangible assets is reflected as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations. The identifiable assets include existing technology, customer base, covenants not to compete and assembled workforce.

     The value assigned to developed technology and acquired in-process research and development was determined through extensive interviews, analysis of data provided by Cadabra concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, their expected income generating ability, target markets and associated risks. The Income Approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development.

     The acquired existing technology, which is comprised of products that are already technologically feasible, includes Classic-SC, an automated transistor layout solution. Numerical is amortizing the acquired existing technology of approximately $660,000 on a straight-line basis over an average estimated remaining useful life of 4 years.

     Cadabra's existing customer base is expected to account for a substantial portion of future sales. The value of the customer base was derived by considering, among other factors, the historical costs to develop customer relationships, the expected income, and the associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships. Numerical is amortizing the value assigned to the customer base of approximately $5 million on a straight-line basis over an estimated remaining useful life of 4 years.

     Certain founders and key employees are covered under noncompete agreements. Numerical is amortizing the value assigned to covenants not to compete of approximately $2.3 million on a straight-line basis over an estimated remaining useful life of 3 years.

     The acquired assembled workforce is comprised of 54 skilled employees across Cadabra's general and administration, engineering and technology, and sales and marketing groups. Numerical is amortizing the value assigned to the assembled workforce of approximately $1.8 on a straight-line basis over an estimated remaining useful life of 2 years.
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     Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, is being amortized on a straight-line basis over its estimated remaining useful life of 4 years.

     The value of deferred compensation of approximately $12.6 million was derived using the guidance of Financial Accounting Standards Board Interpretation Number 44, the intrinsic value of unvested options and employment escrow shares, and the remaining vesting periods of unvested options and the employment escrow shares. The deferred compensation is being amortized on a graded basis using the multiple options method over the remaining estimated lives of the options and the escrow period of the employment escrow shares.

     Due to its non-recurring nature, the in-process research and development attributed to the Cadabra transaction has been excluded in the pro forma statements of operations. Cadabra engineers are currently developing new products and processes that qualify as in-process research and development.

     The in-process research and development acquired from Cadabra in the transaction consists primarily of technology related to replacement and enhancement of Cadabra's core technology, principally cell layout design tools.

     The projects identified as in-process technology at Cadabra are those that were underway at the time of the Cadabra merger and will, after consummation of the Cadabra merger, require additional effort to establish technological feasibility. These projects have identifiable technological risk factors which indicate that even though successful completion is expected, it is not assured. If an identified project is not successfully completed, there is no alternative future use for the project and the expected future income will not be realized.

(2) The pro forma adjustment to deferred revenue is to adjust the deferred revenue balance to reflect the cost and normal profit margin of the remaining service under existing contracts as of September 30, 2000.

(3) The pro forma adjustment to preferred stock, common stock, additional paid in capital, receivable from stockholders, deferred stock compensation and accumulative translation adjustment reflects elimination of Cadabra's equity accounts ($8.1 million).

(4) The proforma adjustment to accumulated deficit reflects the elimination of Cadabra's accumulated deficit ($4.5 million) and the inclusion of in-process technology charge ($1.6 million).

(5) The proforma adjustment is for the amortization of goodwill, developed technology, customer base, covenants-not-to-compete and work force.

(6)  The pro forma adjustment is for the amortization of deferred compensation.

(7) The pro forma adjustment is to reverse acquisition related costs incurred by Cadabra through September 30, 2000.

(8) The pro forma basic and dilutive net loss per share are based on the weighted average number of shares of Numerical Technologies, Inc. common stock outstanding during each period and weighted average number of Cadabra shares of common stock outstanding multiplied by the exchange ratio. Dilutive securities including the replacement Cadabra options, restricted stock under the employment escrow arrangement, and shares subject to repurchase are not included in the computation of pro forma dilutive net loss per share as their effect would be anti-dilutive.